Exhibit 99.1

CONTACT:

Joy Leo	Joyce Chowla	Claudia Natalia
Chief Financial Officer	Investor Relations	Corporate Communications
Artisan Components, Inc.	Artisan Components, Inc.	Artisan Components, Inc.
(408) 734-5600	(408) 548-3122	(408) 548-3172

Artisan Components, Inc. Reports Record Total Revenue

Of $18.9 Million For The Third Quarter Of Fiscal 2003

SUNNYVALE, Calif., July 17, 2003 – Artisan Components, Inc., (Nasdaq: ARTI), a leading provider of physical intellectual property (“IP”), today reported its third quarter results for the three month period ended June 30, 2003. For the third quarter of fiscal 2003, Artisan reported total revenue of $18.9 million, an 89% increase over total revenue of $10.0 million in the third quarter of fiscal 2002.

On a generally accepted accounting principles (“GAAP”) basis, net income for the third quarter of fiscal 2003 was $1.4 million or $0.06 per diluted share, which included amortization of purchased intangible assets of $1.5 million and deferred stock-based compensation of $150,000 from acquisitions. For the third quarter of fiscal 2002, GAAP net income was $1.1 million or $0.06 per diluted share, which included amortization of purchased intangible assets from acquisitions of $492,000.

Pro forma net income for the third quarter of fiscal 2003 was $2.0 million or $0.09 per diluted share, a 100% increase over pro forma net income of $1.0 million or $0.06 per diluted share in the third quarter of fiscal 2002. Pro forma net income is comprised of GAAP net income plus, to the extent incurred in any particular quarter, amortization of purchased intangible assets and deferred stock-based compensation from acquisitions, in-process research and development and one-time or extraordinary charges, such as the one-time charge for the lease on our former facility. A detailed reconciliation of GAAP net income to pro forma net income is included with this press release.

During the third quarter of fiscal 2003, Artisan completed a public offering of 4.1 million shares of its common stock, of which 1.1 million shares were sold by selling stockholders. Artisan raised net proceeds of approximately $54.9 million, before expenses. The impact of the 3 million shares issued by Artisan in the offering is reflected in the weighted-average shares used to calculate basic and diluted earnings per share for the three and nine month periods ended June 30, 2003.

“Artisan continues to provide thousands of IC design teams with leading IP products as well as access to a broad range of manufacturers. In addition, we continue to invest in new products, infrastructure and scalability, all of which will be critical for our future growth,” commented Mark Templeton, Artisan’s president and chief executive officer. “I am especially excited about our high-speed interface products including PCI-Express, SERDES and GDDR as well as our new 90-nanometer standard cell and memory products. We have also just completed a successful roll-out of our new website and associated CRM system, enabling us to provide Artisan users with easier access to our growing product family.”

Artisan is hosting a conference call beginning at 2:00 p.m. PST (5:00 p.m. EST) on Thursday, July 17, 2003 to discuss the results of the third quarter of fiscal 2003 and to review Artisan’s progress and outlook. Interested parties may participate in the conference call by dialing 706-643-0825 and via live webcast at http://investor.artisan.com/. A telephonic replay will be available through Friday, July 25, 2003 at 706-645-9291. The passcode for both Artisan’s live conference call and telephonic replay is 1619442.

Use of Non-GAAP Financial Measures

This earnings release includes financial information presented on both a pro forma and GAAP basis. Pro forma net income is comprised of GAAP net income plus, to the extent incurred in any particular quarter, amortization of purchased intangible assets and deferred stock-based compensation from acquisitions, in-process research and development and one-time or extraordinary charges, such as the one-time charge for the lease on our former facility. Pro forma net income and net income per share are reduced by the amount of additional tax that would be required to be accrued and expensed by us if pro forma results were used instead of GAAP results to calculate our tax liability.

We provide pro forma financial information to enhance the reader’s overall understanding of our current financial performance and our prospects for the future. We believe the pro forma results provide useful information to investors by excluding certain expenses that we believe are not indicative of our core operating results. The pro forma measures are included to provide investors and management with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these pro forma results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of pro forma numbers provides consistency in our financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the value delivered by Artisan’s products and business model to manufacturers and design teams. These statements are subject to various risk factors including, without limitation, the continued demand for semiconductors including Artisan’s products and the production of those semiconductors in volume; delays in the design process or delays in a customer’s project that use Artisan’s products; the rapid pace of technological development; Artisan’s ability to negotiate, structure, monitor and enforce agreements for the determination and payment of royalties; and the continuation of the worldwide slowdown in economic activity, as well as continued weakness in businesses’ capital expenditures on technology. We refer you also to the documents that Artisan files from time to time with the Securities and Exchange Commission, in particular the section entitled “Factors Affecting Future Operating Results” in Artisan’s annual report on Form 10-K and its quarterly reports on Forms 10-Q.

About Artisan Components

Artisan Components, Inc. is a leading provider of physical intellectual property (IP) components for the design and manufacture of complex system-on-a-chip integrated circuits. Artisan’s products include embedded memory, standard cell, input/output, analog, mixed-signal and communications components, which are designed to achieve the best combination of performance, density, power and yield for a given manufacturing process. Artisan has licensed its IP components to over 1,000 companies involved in integrated circuit design. Artisan is headquartered in Sunnyvale, California. More information about Artisan Components, including free library access, can be found at www.artisan.com.

Artisan Components, Artisan and Process-Perfect are registered trademarks of Artisan Components, Inc.

All other trademarks or registered trademarks are the property of their respective owners.

Artisan Components, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	Jun. 30, 2003	Sept. 30, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$98,508	$29,159
Marketable securities	14,817	23,085
Accounts receivable, net	13,345	7,232
Prepaid expenses and other current assets	2,739	2,345

Total current assets	129,409	61,821
Property and equipment, net	6,858	3,499
Goodwill, net	35,316	13,741
Purchased intangible assets, net	9,851	2,271
Other assets	1,017	1,116

Total assets	$182,451	$82,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$565	$861
Accrued liabilities	8,127	4,081
Deferred revenue, current portion	8,595	5,924

Total current liabilities	17,287	10,866
Deferred revenue	850	812
Other liabilities	1,191	1,610
Deferred tax liability	4,196	—

Total liabilities	23,524	13,288

Stockholders’ equity:
Common stock	22	17
Additional paid in capital	164,013	77,170
Deferred stock-based compensation	(487)	—
Treasury stock	(1,399)	—
Accumulated deficit	(3,222)	(8,027)

Total stockholders’ equity	158,927	69,160

Total liabilities and stockholders’ equity	$182,451	$82,448

Artisan Components, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
Gross revenue:
License	$15,606	$7,418	$41,520	$18,509
Royalty	4,500	3,578	10,214	10,039

Gross revenue	20,106	10,996	51,734	28,548

Net revenue:
License	15,606	7,418	41,520	18,509
Net royalty	3,313	2,545	7,505	7,026

Total revenue	18,919	9,963	49,025	25,535

Cost of revenue *	4,941	2,086	12,428	5,207
Product development *	5,695	2,923	13,386	9,041
Sales and marketing *	4,092	2,268	10,422	6,339
General and administrative *	1,586	1,172	4,819	2,374
Provision for unused facility lease	—	—	—	1,197
In-process research and development	—	—	520	—
Amortization of purchased intangibles	1,511	492	2,910	1,476

Total cost and expenses	17,825	8,941	44,485	25,634

Operating income (loss)	1,094	1,022	4,540	(99)
Other income, net	614	195	992	597

Income before provision for income taxes	1,708	1,217	5,532	498
Provision for income taxes	274	75	727	192

Net income	$1,434	$1,142	$4,805	$306

Net income per share—basic	$0.07	$0.07	$0.26	$0.02

Net income per share—diluted	$0.06	$0.06	$0.23	$0.02

Shares used in per share calculation—basic	20,359	16,780	18,447	16,669

Shares used in per share calculation—diluted	22,873	18,222	20,634	18,157

* Includes stock-based compensation expense of:	150	—	209	—

Artisan Components, Inc.

Reconciliation of GAAP to Pro Forma Net Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
Net income	$1,434	$1,142	$4,805	$306

Adjustments to reported net income to arrive at pro forma results:
Add: non-recurring effect of acquisitions	—	—	520	—
Add: amortization of purchased intangible assets from acquisitions	1,511	492	2,910	1,476
Add: deferred stock-based compensation	150	—	209	—
Add: effect of loss accrual on former lease	—	—	—	1,197
Pro forma tax adjustment	(1,074)	(609)	(2,941)	(1,076)

Pro forma net income	$2,021	$1,025	$5,503	$1,903

Pro forma net income per share—basic	$0.10	$0.06	$0.30	$0.11

Pro forma net income per share—diluted	$0.09	$0.06	$0.27	$0.10

Shares used in per share calculation—basic	20,359	16,780	18,447	16,669

Shares used in per share calculation—diluted	22,873	18,222	20,634	18,157